BANCFIRST CORPORATION

EXHIBIT 21.1

BANCFIRST CORPORATION

SUBSIDIARIES

MARCH 28, 2003

Subsidiaries of BancFirst Corporation

Subsidiary Name	State of Incorporation	Percentage Of Ownership

BancFirst	Oklahoma	100.00%

BFC Capital Trust I	Delaware	100.00%

Century Life Assurance Company	Oklahoma	75.00%

Council Oak Partners, LLC	Oklahoma	100.00%

Subsidiaries of BancFirst

Subsidiary Name	State of Incorporation	Percentage Of Ownership

Council Oak Investment Corporation	Oklahoma	100.00%

Citibanc Insurance Agency, Inc.	Oklahoma	100.00%

BancFirst Agency, Inc.	Oklahoma	100.00%

Lenders Collection Corporation	Oklahoma	100.00%

Express Financial Corporation	Oklahoma	100.00%

Mojave Asset Management Company	Nevada	100.00%

Desert Asset Management Company	Nevada	100.00%

Delamar Asset Management Limited Partnership	Nevada	100.00%